UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     May 23, 2007

POLO RALPH LAUREN CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-13057 13-2622036
(Commission File Number) (IRS Employer Identification No.)

650 MADISON AVENUE, NEW YORK, NEW YORK 10022
(Address of Principal Executive Offices) (Zip Code)

(212) 318-7000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 23, 2007, Robert C. Wright, Vice Chairman and Executive Officer of General Electric Company (“GE”) was elected to fill a seat on the Board of Directors of Polo Ralph Lauren Corporation (the “Company”). In accordance with the Company’s Amended and Restated Certificate of Incorporation, Mr. Wright was elected to the Board of Directors by the directors who were themselves elected by the holders of the Company’s publicly traded Class B Common Stock, par value $0.01, at the last annual meeting of stockholders of the Company. With the addition of Mr. Wright to the Board of Directors of the Company, the number of directors constituting the entire Board of Directors is now twelve.

Currently, Mr. Wright serves as the Vice Chairman of GE’s board, an Executive Officer and a member of the Corporate Executive Office of GE. Mr. Wright joined NBC as President and Chief Executive Officer in 1986, and was made Chairman and Chief Executive Officer of the network in June 2001. He then served as Chairman and Chief Executive Officer of NBC Universal from May 2004 to February 6, 2007, and continued to serve as Chairman of the NBC Universal board of directors until May 1, 2007. Prior to his association with NBC and NBC Universal, Mr. Wright served as President of General Electric Financial Services and, before that, as President of Cox Cable Communications.

Upon joining the Board of Directors, Mr. Wright will receive an initial grant of options to purchase 7,500 shares of the Company’s Class A Common Stock under an option agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLO RALPH LAUREN CORPORATION
Date: May 23, 2007	By:	/s/ Tracey T. Travis
Name: Tracey T. Travis Title: Senior Vice President and Chief Financial Officer